EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the Fourth Quarter and Year

METAIRIE, La., Feb. 1, 2011 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended December 31, 2010 was $753,000, or $0.23 per diluted share, an increase of $85,000 from the fourth quarter of 2009. Net interest income decreased by $153,000 during the fourth quarter of 2010 compared to the fourth quarter of 2009. This decrease was offset by a $183,000 reduction in our provision for loan losses and a $178,000 decrease in income tax expense between the respective quarters. For the year ended December 31, 2010, the Company reported net income of $2.6 million, or $0.69 per diluted share, compared to $2.5 million, or $0.54 per diluted share, for the year ended December 31, 2009. During the year ended December 31, 2010, a decrease in net interest income of $279,000 compared to the year ended December 31, 2009 was partially offset by a $263,000 decrease in income tax expenses due primarily to an increase in the Bank's deferred tax assets.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: "As we begin the new year, our management team and staff are focused on building upon the momentum generated by our lending departments during a successful 2010 which resulted in a 13.0% increase in our loans receivable. The opportunity to expand our banking relationships with these new customers and build upon our core customer base is exciting and challenging." LeBon added, "Through our prudent capital management strategies and conservative operating practices, we have increased tangible book value per share to $16.56. Our goals remain focused on building long-term shareholder value and serving the financial needs of our community in a profitable and professional manner."

Total assets were $320.9 million at December 31, 2010, a decrease of $8.9 million from December 31, 2009. Cash and cash equivalents were $6.6 million and $4.7 million at December 31, 2010 and December 31, 2009, respectively. Total investment securities were $48.5 million at December 31, 2010, an increase of $8.7 million compared to December 31, 2009. This increase incurred primarily in US Agency debt securities with maturities of three years or less. During 2010, total mortgage-backed securities decreased by $39.7 million, to $77.6 million. This decrease in the balance of our mortgage-backed securities was due to the receipt of scheduled principal reductions in addition to accelerated prepayments of the underlying mortgage loans.  Net loans receivable were $179.1 million at December 31, 2010, an increase of $20.7 million, or 13.0%, from December 31, 2009. During 2010, first mortgage loans secured by single family residences increased by $12.9 million, home equity loans and lines increased by $1.4 million, multi-family residential loans increased by $2.4 million, and non-residential real estate loans increased by $4.8 million.

Total deposits were $188.4 million at December 31, 2010, and $188.6 million at December 31, 2009. Non-interest bearing deposits were $8.1 million and $7.9 million at December 31, 2010 and 2009, respectively. Total Federal Home Loan Bank advances and other borrowings were $68.3 million at December 31, 2010, an increase of $4.4 million from December 31, 2009. We have increased our total borrowings in the form of Federal Home Loan Bank advances, with maturities ranging from five years to ten years, which will provide long-term funding for the growth in our loan portfolio.

Total shareholders' equity was $60.3 million at December 31, 2010, a decrease of $13.1 million from December 31, 2009. During 2010, the Company increased its treasury stock by 1,123,404 shares, which were purchased at an aggregate cost of $16.5 million, pursuant to its publicly announced repurchase plans. In addition, 25,383 shares held by the ESOP trust, with a cost basis of $254,000, were released for allocation to plan participants, and 44,584 vested shares held by the Company's Recognition and Retention Plan Trust, with a cost basis of $562,200, were released to participants during 2010. Net income of $2.6 million increased retained earnings to $40.2 million at December 31, 2010. Our average equity to assets ratio for 2010 was 20.72%, compared to 24.71% for 2009. The Bank's tier 1 capital ratio was 16.02% at December 31, 2010, which was well in excess of well-capitalized regulatory standards at such date. The Bank's tier 1 capital has been reduced by capital distributions of $9.9 million made by the Bank to the Company during the year ended December 31, 2010. These distributions were made to provide liquidity to the Company's capital management initiatives, which includes, but is not limited to, its stock repurchase plans.

Net interest income was $2.5 million for the fourth quarter of 2010, a decrease of $153,000 compared to the fourth quarter of 2009. During the fourth quarter of 2010, interest income was $3.9 million, a decrease of $257,000 compared to the fourth quarter of 2009. The average yield on our interest-earning assets was 5.01% during the fourth quarter of 2010, a decrease of 16 basis points compared to the fourth quarter of 2009. Interest income on loans receivable was $2.7 million during the fourth quarter of 2010, an increase of $378,000 compared to the fourth quarter of 2009. The increase in interest income from loans was due primarily to a $28.1 million increase in the average balance of our loans receivable, the effect of which was reduced by a 12 basis point decrease in the average yield of our loan portfolio. The average balance of our mortgage-backed securities decreased by $46.5 million during the fourth quarter of 2010 compared to the fourth quarter of 2009, contributing to a decrease in interest income on mortgage-backed securities of $624,000.

Net interest income for the year ended December 31, 2010 was $10.3 million, a decrease of $279,000 from the year ended December 31, 2009. Interest income was $16.1 million and $16.8 million for the respective twelve month periods ended December 31, 2010 and 2009. The average yield on our interest-earning assets for 2010 was 5.07%, compared to 5.30% for 2009. Interest income on loans receivable was $10.4 million and $8.4 million, respectively, for the years ended December 31, 2010, and 2009. The increase in interest income earned on loans receivable was primarily due to a $37.0 million increase in the average balance during 2010. Interest income on mortgage-backed securities was $4.9 million during 2010, a decrease of $2.7 million from 2009. The average balance of our mortgage-backed securities during 2010 was $97.7 million, which earned an average yield of 5.01% compared to an average balance of $146.7 million during 2009, at an average yield of 5.20%. The decline in the balance of our mortgage-backed securities, for both the three month and twelve month periods of 2010, was due to accelerated prepayments of principal associated with the refinancing of the underlying mortgage loans. Interest income on investment securities increased by $94,000 during 2010 compared to 2009, due primarily to a $13.6 million increase in average balance, which was partially offset by a 70 basis point decline in our average yield.

Total interest expense was $1.4 million, with our interest-bearing liabilities having an average cost of 2.31% during the fourth quarter of 2010, compared to $1.5 million and an average cost of 2.54% for the fourth quarter of 2009. The average rate paid on interest-bearing deposits was 1.69% during the quarter ended December 31, 2010, a decrease of 34 basis points from the quarter ended December 31, 2009. Interest expense on borrowings was $672,000 at an average cost of 3.93% during the fourth quarter of 2010, and $621,000 at an average cost of 3.99% during the fourth quarter of 2009.  The net interest rate spread between our interest-earning assets and our interest-bearing liabilities was 2.70% for fourth quarter of 2010, an increase of seven basis points from the fourth quarter of 2009.

For the year ended December 31, 2010, total interest expense was $5.9 million, a decrease of $413,000 compared to the year ended December 31, 2009. The average interest rate paid on interest-bearing liabilities was 2.37% during 2010, a decrease of 31 basis points from 2009. The average interest rate spread for the year ended December 31, 2010 and 2009 was 2.70% and 2.62%, respectively. Our net interest margin for the year ended December 31, 2010 was 3.23%, a decrease of nine basis points from the year ended December 31, 2009.

The Bank recorded provisions for loan losses of $28,000 during the fourth quarter of 2010, compared to provisions for loan losses of $211,000 during the fourth quarter of 2009. During the fourth quarter of 2010, the Bank recorded charge-offs of $172,000, of which $171,000 pertained to a loan secured by a multi-family residential building which was foreclosed on. This property was subsequently sold in January 2011. For the year ended December 31, 2010, the Bank recorded provisions for loan losses of $269,000, a decrease of $68,000 compared to the year ended December 31, 2009. Our allowance for loan losses was $1.8 million at December 31, 2010, or 193.72% of our non-performing loans at such date. Stated as a percentage of total loans receivable, our allowance for loan losses was 0.97% and 1.04% at December 31, 2010 and December 31, 2009, respectively.

Non-interest income for the fourth quarter of 2010 was $368,000, a decrease of $62,000 from the fourth quarter of 2009. Customer service fees, which are primarily comprised of fees earned on transaction accounts and broker fees earned on certain loan sales, were $147,000 during the fourth quarter of 2010, an increase of $69,000 from the fourth quarter of 2009. During the fourth quarter of 2009, the Company realized gains of $315,000 on the sale of $6.6 million in mortgage-backed securities and $5.0 million in US Agency debt securities. There were no such transactions recorded during the fourth quarter of 2010. Gains on the sale of mortgage loans were $139,000 during the fourth quarter of 2010, compared to $28,000 during 2009. The low mortgage rate environment during the fourth quarter of 2010 generated additional refinancing opportunities for the Bank, which resulted in increased originations and subsequent sales of 30-year residential mortgage loans. In addition, during the fourth quarter of 2010, the Bank realized a gain of $64,000 on its equity investment in a small business investment company ("SBIC"). The SBIC was formed in 2001 under the guidelines of the Small Business Administration to leverage private equity and SBA funding in order to promote growth, expansion, and modernization of small businesses.

Non-interest income for the years ended December 31, 2010 and 2009 was $990,000 and $836,000, respectively. Customer service fees increased by $70,000 during 2010 compared to 2009, primarily due to a $77,000 increase in fees earned in connection with the sale of reverse mortgage loans. Gains on the sale of securities were $204,000 and $406,000 for the respective twelve month periods in 2010 and 2009. Gains on the sale of mortgage loans were $245,000 and $30,000, respectively for the years ended December 31, 2010, and 2009. As referenced earlier, the Bank recorded a gain of $64,000 on its equity investment in an SBIC during 2010. There was no such gain recorded in 2009.

Non-interest expense for the quarter ended December 31, 2010 was $1.9 million, an increase of $61,000 from the quarter ended December 31, 2009. Salaries and employee benefits expense was $1.1 million for both the fourth quarter of 2010 and the fourth quarter of 2009. Occupancy expenses were $273,000 and $304,000 for the respective quarters ended December 31, 2010 and 2009. During the fourth quarter of 2010, the Bank recorded $84,000 in losses on other real estate owned ("OREO"). These write-downs were due to revisions in the market value estimates of our OREO. Our Louisiana bank shares tax expense for the fourth quarter of 2010 was $57,000, an increase of $22,000 compared to the fourth quarter of 2009. This increase in the 2010 period was due to a reduction in our estimated expense in the fourth quarter of 2009.

Non-interest expense for the year ended December 31, 2010 was $7.3 million, an increase of $182,000 compared to the year ended December 31, 2009. Salaries and benefits expense increased by $153,000, to $ 4.6 million, during the twelve months ended December 31, 2010 compared to the twelve months ended December 30, 2009. This increase is primarily attributed to higher levels of base compensation and increased employee stock ownership plan expenses, which were due to an increase in the average market price of our common stock during the year. Occupancy expenses were $1.1 million and $1.2 million, respectively, for the years ended December 31, 2010 and 2009. During 2010, the Bank recorded losses of $235,000 with respect to the valuation of its OREO. In addition to the $84,000 write-down that occurred during the fourth quarter of 2010, the Bank reported OREO impairment charges of $151,000 in earlier 2010 periods. The largest write-down during 2010 followed the receipt of an OTS Shared National Credit report, which pertained to a $170 million construction loan on a multi-use development in Baton Rouge, Louisiana, in which the Bank has a 0.6% participation interest. The Bank's original investment in this project was $1.0 million. As a result of this report's valuation, our investment in OREO was reduced by $107,000. In the aggregate, the Bank has made write-downs of $503,000 with respect to its interest in this Shared National Credit.  At December 31, 2010, our OREO consisted of three properties: a single family residence with a carrying value of $900,000, our participation interest in a multi-use development in Baton Rouge, Louisiana with a carrying value of $446,000 and a multi-family residential building with a carrying value of $350,000. The latter property was sold in January 2011. During 2010, the Company realized a $41,000 reduction in its Louisiana franchise tax as well as a $53,000 reduction in the Bank's FDIC deposit insurance premium, as compared to the respective 2009 amounts. The reduction in the 2010 FDIC deposit insurance premium compared to the 2009 premium was due to a one-time assessment imposed on all insured institutions during 2009.

Income tax expense for the fourth quarter of 2010 was $222,000, a decrease of $178,000 from the fourth quarter of 2009. For the years ended December 31, 2010 and 2009, income tax expense was $1.2 million and $1.4 million, respectively.  The reduction in our income tax expense for the fourth quarter of 2010 and for the year was due to increases in the Company's deferred tax assets.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond our control ‑ could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2009, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, anticipated increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	December 31	December 31,
	2010	2009
	(unaudited)

Selected Financial and Other Data:
Total assets	$ 320,875	$ 329,779
Cash and cash equivalents	6,610	4,735
Investment securities:
Available-for-sale	47,106	35,445
Held-to-maturity	1,354	4,352
Mortgage-backed securities:
Available-for-sale	15,383	27,079
Held-to-maturity	62,185	90,194
Loans receivable, net	179,110	158,446
Deposits	188,362	188,622
FHLB advances and other borrowings	68,248	63,810
Shareholders' equity	60,278	73,348

Book Value per Share	$16.56	$15.40

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Selected Operating Data:
Total interest income	$ 3,933	$ 4,190	$ 16,140	$ 16,832
Total interest expense	1,432	1,536	5,864	6,277
Net interest income	2,501	2,654	10,276	10,555
Provision for loan losses	28	211	269	337
Net interest income after provision for loan losses	2,473	2,443	10,007	10,218
Total non-interest income	368	430	990	836
Total non-interest expense	1,866	1,805	7,272	7,090
Income before income taxes	975	1,068	3,725	3,964
Income taxes	222	400	1,167	1,430
Net income	$ 753	$ 668	$ 2,558	$ 2,534

Earnings per share:
Basic	$ 0.24	$ 0.15	$ 0.71	$ 0.54
Diluted	$ 0.23	$ 0.15	$ 0.69	$ 0.54
Weighted average shares outstanding
Basic	3,134,508	4,354,891	3,640,520	4,659,327
Diluted	3,230,664	4,453,182	3,746,576	4,731,895

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2010	2009	2010	2009

Selected Operating Ratios(1):
Average yield on interest-earning assets	5.01%	5.17%	5.07%	5.30%
Average rate on interest-bearing liabilities	2.31%	2.54%	2.37%	2.68%
Average interest rate spread(2)	2.70%	2.63%	2.70%	2.62%
Net interest margin(2)	3.18%	3.28%	3.23%	3.32%
Average interest-earning assets to average interest-bearing liabilities	126.49%	133.74%	128.83%	135.63%
Net interest income after provision for loan losses to non-interest expense	132.53%	135.35%	137.61%	144.12%
Total non-interest expense to average assets	2.31%	2.18%	2.23%	2.18%
Efficiency ratio(3)	65.04%	58.53%	64.55%	62.24%
Return on average assets	0.93%	0.81%	0.78%	0.78%
Return on average equity	4.93%	3.47%	3.78%	3.16%
Average equity to average assets	18.93%	23.21%	20.72%	24.71%

	At Dec. 31,	At Sept. 30,	At June 30,	At March 31,
Asset Quality Ratios(4):	2010	2010	2010	2010
Non-performing loans as a percent of total loans receivable (5) (6)	0.50%	0.73%	0.71%	0.73%
Non-performing assets as a percent of total assets(5)	0.81%	0.85%	0.84%	0.85%
Allowance for loan losses as a percent of non-performing loans	193.72%	143.08%	149.63%	140.25%
Allowance for loan losses as a percent of total loans receivable (6)	0.97%	1.05%	1.06%	1.03%
Net charge-offs during the period to average loans receivable (6)(7)	0.09%	0.00%	0.00%	0.00%

Capital Ratios(4):
Tier 1 leverage ratio	16.02%	15.63%	17.43%	17.48%
Tier 1 risk-based capital ratio	33.68%	33.21%	38.06%	38.44%
Total risk-based capital ratio	34.70%	34.21%	39.03%	39.39%

(1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.

(6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

(7) Net charge-offs are presented on a quarterly basis.
CONTACT: Lawrence J. LeBon, III,
         Chairman, President &
         Chief Executive Officer

         or

         John LeBlanc,
         SVP & Chief Financial Officer
         Telephone: (504) 834-1190